Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Wells Fargo & Company
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1-2/3 per share	Rule 457(c) and Rule 457(h)	80,000,000	$41.94	$3,355,200,000.00	$92.70 per $1,000,000	$311,027.04
Total Offering Amount				-	$3,355,200,000.00	-	$311,027.04
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$311,027.04

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also covers additional securities that may be offered or issued in connection with any stock split, stock dividend, or other similar transaction.

(2)Estimated in accordance with Rule 457(h) under the Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of Common Stock on the NYSE on May 19, 2022, in accordance with Rule 457(c) under the Act.